Exhibit 10.6

Agile Therapeutics, Inc. 101 Poor Farm Road Princeton, NJ 08540 T: 609-683-1880 F: 609-683-1855 www.agiletherapeutics.com

December 9, 2013

Elizabeth Garner, M.D.
206 Drakes Drum Drive
Bryn Mawr, PA 19010

Re:                             Employment Offer

Dear Beth:

On behalf of Agile Therapeutics, Inc. (the “Company”), I am pleased to offer you employment as Chief Medical Officer and Senior VP Clinical Development.  The purpose of this letter is to set forth the terms of the offer.

1.                                      Your position will be as a regular full-time employee commencing on December 23, 2013.  As a regular full-time employee, you will be expected to devote all of your business time and best efforts to the performance of your duties and responsibilities to the Company, as these may be changed by the Company from time to time.

2.                                      Your annual base salary will be $320,000 (less applicable required withholding and deductions).  Your salary will be paid in accordance with the Company’s standard payroll policies.

3.                                      The Company does not currently have a Company-wide performance-based cash bonus plan, but you will be eligible to participate if and when such a plan is instituted in the future.  In the meantime, beginning in 2014, you will be eligible for an annual bonus at a target rate of 25% of your annual base salary, based on your performance against individual and corporate objectives.  The Board of Directors will determine whether and to what extent the objectives have been met.

4.                                      As an inducement to joining the Company, the Company will pay you a signing bonus of $20,000 promptly after the commencement of your employment.

5.                                      Subject to the approval of the Board of Directors, you will be granted a stock option to purchase up to 44,600 shares of the Company’s common stock.  The stock option will be subject to the terms of the Company’s Amended and Restated 2008 Equity Incentive

Stock Plan (the “Plan”) and standard stock option agreement.  The per-share exercise price of the stock option will be the fair market value on the date of grant, as determined by the Board of Directors.  The stock option will vest as follows, provided that you continue to be employed by the Company on each respective vesting date:  (a) 22,300 of the shares will vest over four years as follows: 25% on the first anniversary date of the commencement date of your employment, and the balance in 36 substantially equal monthly installments beginning in the thirteenth month after the commencement date of your employment; and (b) 22,300 shares will vest if and only if the Company completes its next phase 3 clinical study of its Twirla™ contraceptive patch, and any of the following occurs: (i) a PEARL index within the upper bounds of confidence of 5.0 is achieved in such clinical study,  (ii) such clinical study is otherwise satisfactory to the Company’s Board of Directors, or (iii) the Twirla™ contraceptive patch is approved for sale in the United States by the U.S. Food and Drug Administration.  Vesting of these stock options will accelerate upon a Change of Control of the Company (as defined in the Plan).  You will also be eligible to be considered for additional stock option grants in the future, subject to approval by the Board of Directors.

6.                                      You will be entitled to three weeks’ vacation each year, accruing in accordance with the policies established by the Company from time to time.  You will also be entitled to participate in the Company’s other employee benefit plans as they are generally made available to other employees of similar status and service, including the right to participate in Company-sponsored medical and dental insurance plans.  You will be eligible for enrollment in Company-sponsored medical and dental insurance plans beginning January 1, 2014.  These benefits, as well as all other Company compensation and benefit programs, are subject to change from time to time as deemed appropriate and necessary by the Company. In addition, the Company will pay you a commuting allowance in the amount of $5,000 per calendar quarter.  The commuting allowance will be paid promptly after the end of each calendar quarter commencing at the end of the first quarter of 2014 and prorated for any portion of a quarter thereafter.

7.                                      As a condition of employment, you will be required to sign the Company’s standard form of Non-Disclosure, Invention Assignment, Non-Solicitation and Non-Compete Agreement (the “Non-Disclosure Agreement”).  By accepting this offer, you agree that you will not bring with you to the Company, or use in any way during your employment with the Company, any confidential information, trade secrets or proprietary materials or processes of any former employer, entity, trust or individual for which you have performed services.  You further confirm that by accepting this offer you will not breach any contract, agreement or other instrument to which you are a party or are bound.

8.                                      Please note that this letter and your response do not create a contract or promise of employment for a definite period of time.  Therefore, you are free to resign for any reason or for no reason.  Similarly, the Company is free to conclude its at-will employment relationship with you at any time, with or without cause.  We do request, however, that you give reasonable notice if you decide to terminate your employment with us.  Notwithstanding anything to the contrary stated in this letter, if the Company terminates your employment without cause, upon the receipt from you of a release in form and substance satisfactory to the Company within 21 days after the date your employment terminates, the Company will pay you severance in an amount equal to your base salary for a period of three months, which amount may be paid, at the Company’s election, either in a lump sum or by salary continuation.  Notwithstanding the foregoing, if your employment terminates within the final 60 days of a calendar year, any lump sum severance payment (if applicable) shall be made as soon as administratively feasible within 60 days following the date your employment terminates, but in no event prior to the first scheduled pay date in the next calendar year, provided you have fully executed and not revoked the release.  For purposes of this letter, the term “cause” shall mean a reasonable belief by the Company that one or more of the following acts, events or conditions has occurred:  (i) your habitual intoxication or abuse of a controlled substance; (ii) your conviction of a felony involving moral turpitude; (iii) your adjudication as an incompetent; (iv) a breach by you of any material term set forth in this letter or in the Non-Disclosure Agreement, including but not limited to your failure to faithfully, diligently and adequately perform your duties, that is not corrected within ten days after written notice from the Company; (v) a violation by you in any material respect of any of the Company’s rules, regulations or policies; (vi) gross insubordination by you in the performance of your duties; (viii) engaging in any conduct, action or behavior that, in the reasonable opinion of the Company, has had or may have a material adverse effect on your reputation or that of the Company; (ix) any continued or repeated absence, unless the absence is approved or excused by the Company; or (x) misappropriation by you of any funds or property of the Company, theft, embezzlement or fraud.

9.                                      You will be subject to and expected to abide by the Company’s policies and procedures, as these may be changed from time to time.

10.                               This offer expires at 5:00 p.m. on December 10, 2013 if not accepted by then.

11.                               This offer is subject to successful completion of a pre-employment background check and documentation of eligibility to work in the United States, to be completed as soon as possible following your acceptance of this offer.

12.                               In the event the Company determines in good faith that any payments or benefits (whether made or provided pursuant to this letter agreement or otherwise) provided to you constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and may be subject to an excise tax imposed pursuant to Section 4999 of the Code, the parachute payments will be reduced to an amount determined by the Company in good faith to be the maximum amount that may be provided to you without resulting in any portion of such parachute payments being subject to such excise tax.

13.                               By accepting this offer, you represent that you have not relied on any agreements or representations, written or oral, express or implied, with respect to your employment that are not set forth expressly in this letter.

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Acceptance of this offer should be acknowledged by signing both originals and returning one to me.  Again, let me indicate how pleased we all are to extend this offer and how much we look forward to working with you.

Sincerely,

/s/ Al Altomari

Al Altomari
President and CEO

Accepted and agreed:

/s/ Elizabeth Garner
Elizabeth Garner, M.D.

Date: December 11, 2013